Ratio of Earnings to Fixed Charges
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
                                              Nine months ended
                                                 September 30,                                 Year ended
                                       ----------------------------------------------------------------------------------------
                                                2003             2002           2002         2001          2000         1999
                                       ----------------------------------------------------------------------------------------
                                                $'000           $'000          $'000        $'000         $'000        $'000
Net income before taxes, discontinued
operations and cumulative effect
of change in accounting principle                 10,523            20,273      31,341        17,304        15,922       8,833
Interest expense                                   5,533               593       1,414         1,405             -           -
                                       ----------------------------------------------------------------------------------------
                                                  16,056            20,866      32,755        18,709        15,922       8,833
Interest credited to interest
sensitive contract liabilities                    66,061            33,543      48,140        17,578        17,390       5,549

                                       ----------------------------------------------------------------------------------------
Adjusted net income                               82,117            54,409      80,895        36,287        33,312      14,382
                                       ========================================================================================

Fixed Charges
  Interest expense                                 5,533               593       1,414         1,405             -           -
Interest credited to interest
sensitive contract liabilities                    66,061            33,543      48,140        17,578        17,390       5,549

                                       ----------------------------------------------------------------------------------------
Total fixed charges                               71,594            34,136      49,554        18,983        17,390       5,549
                                       ========================================================================================


Ratio of earnings to fixed charges (1)               1.1               1.6         1.6           1.9           1.9         2.6
Ratio of earnings to fixed charges
excluding interest credited on interest
sensitive contract liabilities(2)                    2.9              35.2        23.2          13.3           N/A         N/A



(1) For purposes of determining this ratio, earnings consists of net income before income taxes and cumulative effect of changes in accounting principle. Fixed charges consist of interest and debt expense on long term debt and borrowings and interest on interest sensitive contract liabilities.
(2) This ratio is calculated in the same way as the ratio of earnings to fixed charges, except that fixed charges do not include interest on interest sensitive contract liabilities. This ratio is not required but is provided as additional information. It provides additional information on the coverage of fixed charges that are not related to our products and is commonly used by individuals who analyze our financial statements.